Exhibit 23.1.a

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-97263 and 333-114486 on Forms S-3, Amendment No. 1 to Registration Statement No. 333-87190 on Form S-3 and Registration Statement Nos. 333-98781 and 33-45618 on Forms S-8 of Great Plains Energy Incorporated of our report dated March 9, 2004 (May 11, 2004 as to the presentation of discontinued operations described in Note 7) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting principles), appearing in this Current Report on Form 8-K of Great Plains Energy Incorporated.

/s/DELOITTE & TOUCHE LLP

Kansas City, Missouri
May 11, 2004